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                                  PRESS RELEASE

For Immediate Release                 Pioneer Contact: Philip J. Ablove
                                                       Pioneer Companies, Inc.
                                                       (713) 225-3831


           PIONEER COMPANIES, INC. ANNOUNCES AMENDMENT TO TENDER OFFER


         Houston, TX (May 29, 1997). -- Pioneer Companies, Inc. announced today that its wholly owned subsidiary, Pioneer Americas Acquisition Corp., has increased the purchase price (but not the consent fee) of its tender offer for its outstanding 13 3/8% First Mortgage Notes due 2005.

         Pioneer Americas Acquisition Corp. said that it had amended the purchase price for the tender offer to a fixed price of 119.5% of principal amount, resulting in an aggregate purchase price of $1,223.98 (including accrued and unpaid interest of $28.98, assuming a payment date of June 19, 1997). The aggregate purchase price includes a $30 consent fee as described below.

         Holders who deliver a consent to the proposed amendments to the indenture prior to the consent solicitation expiration time and do not validly revoke such consent prior to such time will receive a cash consent payment equal to 3% of the principal amount ($30 per $1,000 principal amount) of the Notes for which consents are validly delivered and not validly revoked.

         Except for the increase in the purchase price, the terms of the tender offer remain in effect as set forth in the Offer to Purchase and Consent Solicitation dated May 19, 1997.

         Pioneer Americas Acquisition Corp. commenced the tender offer and concurrent consent solicitation on May 19, 1997.

         Holders who have previously validly tendered their Notes and whose Notes are accepted for payment pursuant to the tender offer will receive the increased purchase price.

         The tender offer will expire at 12:00 midnight, New York City time, on June 16, 1997, unless extended or terminated. The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 2, 1997, unless terminated or extended.

         For more information or to receive a copy of the tender offer documents, contact Joe Muratore of Donaldson, Lufkin & Jenrette Securities Corporation at (212) 892-4753 or fax a request for material to him at (212) 892-4057.